Exhibit 99.1

ITEM 11-A. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT USING A METHOD OF CALCULATION BASED UPON A FULLY DILUTED CAPITAL STOCK AND NOT DEEMING SECURITIES REGISTERED IN THE NAME OF 612559 B.C. LTD. TO BE HELD BY ITS DIRECTORS

The following table sets forth certain information as of November 3, 2006 concerning the common stock owned by each officer and director of the Company, and each other person known to the Company to be the beneficial owner of more than five percent of the Company's common stock. Unless otherwise indicated, the address for each listed stockholder is c/o Most Home Corp., Unit 1 - 114491 Kingston Street, Maple Ridge, British Columbia, Canada V2X 0Y6.

The following information reflects the information contained in Item 11, save and except for securities that 612559 B.C. Ltd. is deemed to be a beneficial owner of are not deemed to be held by the Kenneth Galpin, Ken Landis and George Shahnazarian.

Name and Address	Shares Owned(1)	Percentage

Kenneth Galpin Maple Ridge, BC	1,025,264	3.3%
Ken Landis Maple Ridge, BC	1,845,200 (3)	5.8%
George Shahnazarian Maple Ridge, BC	1,624,322	5.1%
David Smalley Vancouver, BC	175,000 (1)	0.6%
David Woodcock Jacksonville, FL	407,500	1.3%
Michael Schutz Maple Ridge, BC	105,000	0.3%
Jim Secord Maple Ridge, BC	29,050	0.1%
612559 B.C. Ltd. Maple Ridge, BC	3,112,273(2)	9.6%
Andrew Hoff Milwaukee, WI	10,035,714	29.4%
William G. Spears New York, NY	4,975,000 (4)	16.1%
Khachik Toomian Sherman Oaks, CA	4,010,167	13.0%
William Coughlin Mission, BC	1,414,183 (2)	4.4%
Carole Coughlin Mission, BC	776,665 (2)	2.5%
Cede & Co New York, NY	10,569,814	34.3%
All officers and directors as group (7 persons)	8,323,609	23.5%

Footnote (1)       Includes shares issuable to the following persons upon the exercise of options or warrants or upon the exchange of the Company's Series A Preferred stock:

Name	Shares Issuable Upon Exercise of Options or Warrants	Option or Warrant Exercise Price	Expiration Date of Option or Warrant	Shares Issuable Upon Exchange of Series A Preferred Stock
Kenneth Galpin	375,000 300,000 60,264	$0.30 $0.60 $0.56	11/05/06 11/16/07 04/10/10	-
Ken Landis	300,000 100,000 375,000	$0.60 $0.35 $0.30	11/16/07 08/16/09 11/05/06	-
George Shahnazarian	300,000 100,000 375,000 66,456	$0.60 $0.35 $0.30 $0.56	11/16/07 08/16/09 11/05/06 04/10/10	-
David Smalley	75,000 99,000	$0.324 $0.35	01/28/07 08/16/09	-
David Woodcock	300,000 100,000	$0.60 $0.35	11/16/07 08/16/09	-
Michael Schutz	35,000	$0.75	10/03/09	-
Jim Secord	0	n/a	n/a	-
Andrew Hoff	3,345,237	$0.33 to $0.55	10/20/08 to 10/03/09	-
William Spears	100,000	$0.35	08/16/09	-
William Coughlin	-	-	-	1,164,183
Carole Coughlin	-	-	-	535,817

Footnote (2)       Pursuant to an option agreement signed in January 2005, 612559 B.C. Ltd. acquired the voting rights to 1,700,000 Series A Preferred shares from Mr. and Mrs. Coughlin, and an option to acquire the said shares at a price that ranges from $0.60 to $1.05 per share.  The option agreement will expire on January 31, 2007.

Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors, officers and controlling persons of 612559 B.C. Ltd.

The share ownership in the table for 612559 B.C. Ltd.:

-   includes 1,412,273 common shares owned directly; and

-   assumes 1,700,000 Series A preferred shares of Most Home Corp. and one of Most Home's subsidiaries which may be acquired from William and Carole Coughlin are exchanged for 1,700,000 shares of Most Home's common stock; and

-   includes 417,118 common shares, which 612559 B.C. Ltd. acquired voting rights to on July 31, 2002.

The shareholders of 612559 B.C. Ltd. are as follows:
Name	% Ownership

Kenneth Galpin	20.1% *
George Shahnazarian	2.0%
George Shahnazarian	20.1% *
David Woodcock	3.35% *
KJS Ventures Ltd.	25.0% (3)
Non-affiliates of Most Home	29.45%
100%

* Share ownership is through MarketU Communications, Ltd.

The number of shares owned and the percentage ownership of Ken Galpin, George Shahnazarian and Ken Landis does not include shares owned, or which may be acquired, by 612559 B.C. Ltd.

William Coughlin is the husband of Carole Coughlin. Although Mr. and Mrs. Coughlin are the registered owners of 1,700,000 Series A Preferred Stock, they do not have the voting rights over these securities, pursuant to the agreement with 612559 B.C. Ltd.

Footnote (3)      Includes 604,000 shares registered in the name of KJS Ventures Ltd., and 50,000 shares registered in the name of Mid-Valley Truss, Inc.  Mr. Landis controls KJS Ventures Ltd. and Mid-Valley Truss, Inc. and is therefore considered to be the beneficial owner of the shares.

Footnote (4)       Includes 562,500 shares registered in the name of William G. Spears Profit Sharing Plan.  Mr. Spears controls the William G. Spears Profit Sharing Plan and is therefore considered to be the beneficial owner of the shares.